Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of the 1st day of November, 2003, by and between LabOne, Inc., a Missouri corporation ("LabOne"), and Philip A. Spencer ("Employee").

WITNESSETH:

WHEREAS, LabOne and its affiliates are engaged in clinical laboratory testing, substance abuse laboratory testing, insurance risk assessment and related information management services ("LabOne Business");

WHEREAS, in accordance with the terms and provisions of this Agreement, LabOne desires to employ Employee, and Employee desires to be employed by LabOne; and

WHEREAS, LabOne and Employee agree that the restrictive covenants and confidentiality agreements contained in this Agreement are essential to the growth and stability of the clinical laboratory testing and related information services segment of the LabOne Business, including the LabCard® product ("Healthcare Testing"); are justified by legitimate business interests, and are material inducements to LabOne to employ Employee;

NOW, THEREFORE, in consideration of LabOne's agreement to employ Employee and the mutual promises herein contained, the parties hereto agree as follows:

1. Employment. LabOne hereby agrees to employ Employee, and Employee hereby agrees to accept such employment and to perform his duties and obligations hereunder, in accordance with the terms and conditions hereinafter set forth.

2. Term. The term of Employee's employment pursuant to this Agreement shall commence on November 8, 2003, and shall continue until terminated in accordance with the provisions of Section 12 hereof.

3. Duties and Responsibilities. Employee shall serve as (a) Senior Vice President, HealthCare Marketing until May 10, 2004 ("Initial Term") and (b) Executive Vice President, Healthcare Marketing commencing May 10, 2004. In his capacity as Senior Vice President, Healthcare Marketing, during the Initial Term Employee will be responsible for ensuring a successful transition of managed care arrangements and existing physician and other accounts associated with the acquisition of the Alliance Laboratory in Cincinnati; provided, however, that Employee will not, directly or indirectly, solicit or attempt to service the medical laboratory testing business of customers of LabCorp at the time of the termination of his employment with LabCorp. In his capacity as Executive Vice President, Healthcare Marketing, Employee will be responsible for all national healthcare marketing initiatives for LabOne. Employee represents to LabOne that except for a continuing obligation of confidentiality to his former employer, he is not subject to any contractual, judicial or other restriction on his ability to provide services to LabOne after May 8, 2004, and that the services described above, to be performed during the periods described, do not violate or breach any restriction to which he is subject. Employee shall report directly to the Chief Executive Officer, shall serve in such other management capacities as the President, Chief Executive Officer or Board of Directors of LabOne may from time to time prescribe, shall perform all duties and responsibilities incidental to such positions and shall cooperate fully with the Board of Directors and executive officers of LabOne. Employee shall devote his complete loyalty to LabOne and its affiliates and all of his business time, attention and energy to the performance of the foregoing duties and responsibilities.

4. Base Salary. During the term of Employee's employment pursuant to this Agreement, LabOne shall pay Employee an annual base salary of $150,000.00, or such other amount, which shall not be less than said base salary, as may from time to time be determined by LabOne, paid bi-weekly in arrears.

5. Stock Option. Subject to the approval of the Executive Compensation Committee of the Board of Directors of LabOne, Employee is granted under the LabOne 2001 Long-Term Incentive Plan ("the Plan") a non-qualified stock option for twenty-five thousand (25,000) shares of common stock of LabOne, at an exercise price equal to the Closing Price (as defined in Section 1.6.7 of the Plan) of the common stock on the business day immediately prior to the day the Executive Compensation Committee of LabOne approves the issuance of the stock option. Said stock option shall be subject to the terms and conditions of, and the execution by Employee of, a Stock Option Agreement in substantially the form (without reload options and with limitations on cashless exercises) as stock option agreements previously granted to other executive officers under the Plan.

6. Sign-on and Incentive Bonuses and Benefits.

(a) Sign-on Bonus and Initial Bonus Potential. LabOne shall pay Employee twenty-five thousand dollars ($25,000.00) on or before December 1, 2003, as a sign-on bonus. In the event that Employee voluntarily terminates his employment with LabOne within one (1) year after the commencement of his employment with LabOne, Employee agrees to reimburse LabOne for said $25,000.00. In addition, Employee is eligible to receive a bonus for the Initial Term of his employment with LabOne based on retention of existing accounts and other revenue associated with the Cincinnati Alliance Laboratory acquisition as follows:

90% or greater retention of revenue $40,000
85%-90% retention of revenue $30,000
80%-85% retention of revenue $20,000

Employee must be employed by LabOne at the end of the Initial Term to earn and be entitled to receive a bonus for the Initial Term. Payment of any bonus earned for the Initial Term is due on or before June 30, 2004.

(b) Relocation Expenses. LabOne will pay directly or will reimburse Employee for up to fifty thousand dollars ($50,000.00) of expenses directly related to Employee's relocation to the Kansas City metropolitan area. In the event that Employee voluntarily terminates his employment with LabOne within one (1) year after the commencement of his employment with LabOne, Employee agrees to reimburse LabOne promptly for his relocation expenses paid or reimbursed by LabOne.

(c) Annual Incentive Compensation. Commencing in 2004, Employee shall be eligible to participate in LabOne's annual incentive compensation program, as the same is maintained from time to time, at a potential incentive level equal to 40% of Employee's base salary.

(d) Other Fringe Benefits. Employee shall be entitled to participate, after applicable eligibility periods, in such fringe benefit and incentive programs as LabOne may make available from time to time to its executive officers generally, including medical and dental insurance coverage, long-term disability insurance, pension plan, matching 401K contributions, section 125 cafeteria plan, group term life insurance, and annually four (4) weeks paid vacation which if unused may not be carried over to subsequent years.

7. Inventions. For purposes of this paragraph 7 and the following paragraphs 8 through 11 "LabOne" whenever used shall mean LabOne and its affiliates. Affiliates are those entities from time to time controlling, controlled by, or under common control with LabOne and its successors and assigns. All inventions, products, discoveries, improvements, processes, manufacturing, marketing and service methods and techniques, formulae, design, styles, specifications, databases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registerable under copyright or similar statutes, made, developed or created by Employee (whether or not at the request or suggestion of LabOne, alone or in conjunction with others, and whether during regular hours at work or otherwise) during Employee's period of employment with LabOne (collectively, "Inventions"), shall be promptly and fully disclosed by Employee to an appropriate executive of LabOne. Employee hereby assigns, transfers and conveys to LabOne all rights in and to all Inventions as its exclusive property. Employee shall give evidence and promptly execute and/or deliver to an appropriate executive of LabOne, without any additional compensation therefor, all papers, drawings, models, programs, data documents and other material:

(a) pertaining to or in any way relating to or evidencing any Inventions, or

(b) necessary or desirable to document such transfer, or to enable LabOne to file and process applications for and to acquire, maintain and enforce any and all patents, trademarks, registrations or copyrights with respect to any such Inventions, or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright.

LabOne will be responsible for the preparation of any such instruments, documents and papers and for the implementation of any such proceedings and will reimburse Employee for all reasonable expenses incurred by Employee in complying with the provisions of this Section. EMPLOYEE IS HEREBY NOTIFIED THAT the provisions of this Section 7 shall not apply to an Invention for which no equipment, supplies, facility or trade secret information of LabOne was used and which was developed entirely on Employee's own time, unless:

(i) the Invention relates directly to the Lab Business or to LabOne's actual or demonstratively anticipated research or development, or

(ii) the Invention results from any work performed by Employee for LabOne.

8. Property of LabOne. All correspondence, notes, recordings, documents, customer lists and other materials and reproductions thereof pertaining to any aspect of the business of LabOne shall be the property of and shall be delivered to and retained by LabOne upon termination of Employee's employment pursuant to this Agreement.

9. Confidentiality. During the term of and at any time after the termination of his employment pursuant to this Agreement, Employee will hold in trust and confidence, will not divulge, disclose or convey to any person, firm, corporation or other entity and will keep secret and confidential all trade secrets, proprietary information and confidential information heretofore or hereafter acquired by him concerning LabOne, and will not use the same for himself or others in any manner, except to the extent that such information should become no longer a trade secret, proprietary or confidential. Such trade secrets, proprietary information and confidential information shall be deemed to include, but shall not be limited to, information, whether written or not:

(a) of a technical nature, such as but not limited to, technology, inventions, discoveries, improvements, processes, formulae, ideas, know-how, methods, compositions, computer software programs or research projects, including the identity of research organizations and researchers,

(b) of a business nature, such as but not limited to information concerning costs, profits, margins or losses, supplies, suppliers, marketing, sales or customers, and

(c) pertaining to future developments, such as but not limited to information concerning research and development or future marketing plans and methods.

10. Restrictive Covenants. In consideration for Employee's employment with LabOne and in further consideration of the compensation provided to Employee hereunder and the post-termination payments, if any, provided for in Section 12 hereof, Employee agrees that during the term of his employment pursuant to this Agreement, and (i) in the case of subsections (a) and (b) below, for a period of two (2) years after the termination for any reason of his employment pursuant to this Agreement or (ii) in the case of subsection (c) below, during the period Employee is receiving post-termination payments under Section 12 of this Agreement, but in no event beyond one (1) year after the termination for any reason of employment pursuant to this Agreement, Employee will not, without the prior written consent of LabOne, directly or indirectly, individually or in concert with others, or through the medium of any other corporation, partnership, syndicate, association, joint venture, or other entity or as an employee, officer, director, agent, consultant, partner, member or otherwise:

(a) solicit, accept, divert or service, or attempt to solicit, accept, divert or service, any Healthcare Testing from any person, corporation or other entity who was as of the date of the termination of Employee's employment, or at any time within three (3) months of such date, a Healthcare Testing customer of LabOne,

(b) solicit, induce or encourage any employee, contractor or agent of LabOne to terminate employment or other relationship with LabOne or to compete with LabOne in any manner, or

(c) compete with LabOne for Healthcare Testing.

It is understood and agreed that Section 10(c) shall apply only with respect to the following geographic area: All territory in which LabOne or its representatives or agents, as of the date of the termination of Employee's employment pursuant hereto, sells or offers for sale LabOne's Healthcare Testing.

11. Judicial Relief. LabOne and Employee agree that in the event that any court shall finally hold that any provision of Section 10 of this Agreement is void or constitutes an unreasonable restriction against Employee, the provisions of Section 10 shall not be rendered void, but shall apply with respect to such time or territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances. LabOne shall be entitled to appropriate injunctive relief in any court of competent jurisdiction to enforce its rights under Sections 7, 8, 9 and 10 of this Agreement, in addition to any other rights and remedies available to LabOne at law or in equity, it being agreed that any violation of Sections 7, 8, 9 or 10 of this Agreement by Employee is reasonably likely to cause irreparable damage to LabOne which will be difficult or impossible to value in monetary damages.

12. Termination. Employee's employment pursuant to this Agreement shall terminate upon the occurrence of any of the following events:

(a) Death. In the event that Employee dies during the term of this Agreement, LabOne shall pay to his executors or administrators an amount equal to the installments of his salary payable for the month in which he dies and any incentive compensation which may accrue during such month, and thereafter, LabOne shall have no further liability or obligation hereunder to his executors, heirs or assigns or any other person claiming under or through him.

(b) Disability. In the event that Employee continues to be unable to fully perform his duties and responsibilities hereunder by reason of illness, injury or mental or physical disability or incapacity for ninety (90) consecutive days, during which time he shall continue to be paid salary as provided in Section 4 hereof and any incentive compensation which may accrue during such months, Employee's employment pursuant to this Agreement may be terminated by LabOne, and LabOne shall thereafter have no further liability or obligation hereunder to Employee. Employee agrees in the event of any dispute under this Section to submit to a physical examination by a licensed physician selected by LabOne and to accept LabOne's decision based on the results thereof.

(c) Voluntary Termination. Employee's employment may be voluntarily terminated by Employee giving thirty (30) days' prior written notice to LabOne, during which time he shall continue to be paid salary as provided in Section 4 hereof through the date of termination and any incentive compensation which may accrue to the date of termination, and LabOne shall thereafter have no further liability or obligation hereunder to Employee.

(d) Termination for Cause. Employee's employment may be involuntarily terminated by LabOne at any time for cause. In the event that Employee is involuntarily terminated by LabOne for cause, LabOne shall pay Employee's salary as provided in Section 4 hereof through the date of termination and any incentive compensation which may accrue to the date of the termination, and LabOne shall thereafter have no further liability or obligation hereunder to Employee.

(e) Termination Without Cause. Employee's employment may be involuntarily terminated by LabOne at any time without cause by LabOne giving thirty (30) days' prior written notice to Employee. In the event that Employee is involuntarily terminated without cause, LabOne shall pay to Employee on or before the last day of his employment any incentive compensation which may accrue to the date of termination. In addition, LabOne shall pay to Employee in twelve equal monthly installments commencing on Employee's last day of employment an amount equal to the aggregate of the last twelve (12) months' base salary paid Employee by LabOne ("Termination Payment"). Any payment to Employee pursuant to this Section will constitute the entire obligation of LabOne to Employee with respect to such termination, and will also constitute full settlement of any claim under law or in equity that Employee might otherwise assert against LabOne or any of its employees or directors on account of such termination.

(f) Change of Control. Notwithstanding any other provision of this Agreement to the contrary, in the event that (i) a change of control of LabOne shall occur at any time during which Employee is in the full-time employment of LabOne or its successor and (ii) within six (6) months after such a change in control Employee's employment is terminated for any reason other than Employee's breach of this Agreement, or his permanent disability, death or normal retirement, LabOne will pay to Employee, in the manner described in Section 12(e), an amount equal to the Termination Payment multiplied by two. For purposes of this Section 12(f), a "change of control" shall be deemed to have taken place if there shall have occurred (i) the sale or other disposition resulting in the transfer of legal or beneficial ownership of, or the right to vote, more than fifty percent (50%) of the outstanding capital stock of LabOne to one or more third-party purchasers, except in connection with an underwritten public offering of the common stock of LabOne, (ii) a merger or consolidation of LabOne with or into any entity, or (iii) a sale or other transfer of substantially all of the assets of LabOne to any person or entity. Any payment to Employee pursuant to this Section will constitute the entire obligation of LabOne to Employee with respect to such termination, and will also constitute full settlement of any claim under law or in equity that Employee might otherwise assert against LabOne or any of its employees or directors on account of such termination.

(g) Stock Option and Other Obligations. Notwithstanding any other provisions of this Agreement to the contrary, in the event of the termination of Employee's employment pursuant to this Agreement, any stock option or other agreement between LabOne and Employee in effect at the time and under any other applicable plan of LabOne shall be governed by the terms of any such agreement or applicable plan.

13. Survival. Notwithstanding the termination of Employee's employment pursuant to the provisions of Section 12 hereof, Employee's obligations under Sections 7, 8, 9 and 10 hereof and the provisions for relief against Employee in Section 11 hereof shall continue in full force and effect. Any right or power conferred upon LabOne or its affiliates or their respective Boards of Directors by the terms of this Agreement shall inure to the benefit of any person(s) of entity(ies) into which LabOne or any affiliate is consolidated, merged or liquidated, and the Board of Directors or other governing body of any such corporation of other entity.

14. Law Governing and Jurisdiction. This Agreement shall be governed by the laws of the State of Kansas. Employee consents to the jurisdiction of the state and federal courts situated in Johnson or Wyandotte counties for the determination of any controversy arising in connection with the interpretation, construction or enforcement of this Agreement.

15. Notices. All notices and other communications required or permitted hereunder or necessary or convenient shall be deemed to have been given when mailed by certified or registered mail, postage prepaid, addressed as follows:

If to Employee:
Philip A Spencer,

Overland Park, Kansas 66209

and if to LabOne:
W. Thomas Grant II
President and Chief Executive Officer
LabOne, Inc.
10101 Renner Boulevard
Lenexa, Kansas 66219,

or such other persons and addresses as have been furnished by Employee or LabOne to the other in writing. The failure of Employee or LabOne to require strict performance of any provision of this Agreement by the other, or the forbearance to exercise any right or remedy, shall not be construed as a waiver by such party of any such right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

16. Contents of Employment Agreement, Amendment and Assignment. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and cannot be changed, modified or terminated except in writing. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable in whole or in part by Employee.

17. Severability. If any provision of this Agreement or the application thereof under any circumstance is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LABONE, INC.

By:___________________________

EMPLOYEE

/s/ Philip A. Spencer

Philip A. Spencer

BY EXECUTING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES RECEIPT OF THE NOTIFICATION TO EMPLOYEE SET FORTH IN THE LAST SENTENCE OF SECTION 7 HEREOF.